Exhibit 3.1

Amendments to Altria Group, Inc. Amended and Restated By-Laws

Section 2 of Article IV of the Company’s By-Laws is amended to read as follows:

Section 2. Election, Term of Office and Qualifications. - All officers of the Corporation shall be chosen annually by the Board of Directors, and each officer shall hold office until a successor shall have been duly chosen and qualified or until the officer resigns or is removed in the manner hereinafter provided. The chairman of the Board of Directors shall be chosen from among the directors.

Section 8 of Article IV of the Company’s By-Laws is amended to read as follows:

Section 8. President. - In the absence of the chairman of the Board of Directors and the deputy chairman of the Board of Directors (if any), the president (if one shall have been elected by the Board of Directors) shall preside at meetings of the stockholders and of the Board of Directors. The president shall be responsible to the chairman of the Board of Directors. Subject to the authority of the chairman of the Board of Directors, the president shall be devoted to the Corporation’s business and affairs under the basic policies set by the Board of Directors and the chairman of the Board of Directors. He or she shall, from time to time, report to the chairman of the Board of Directors on matters within the president’s knowledge which the interests of the Corporation may require be brought to the chairman’s notice. The president (if any) shall do and perform such other duties as from time to time the Board of Directors or the chairman of the Board of Directors may prescribe.

Section 9 of Article IV of the Company’s By-Laws is amended to read as follows:

Section 9. Vice Chairmen of the Board of Directors. - In the absence of the chairman of the Board of Directors, the deputy chairman of the Board of Directors (if any) and the president (if any), the vice chairman of the Board of Directors designated for such purpose by the chairman of the Board of Directors (if any) shall preside at meetings of the stockholders and of the Board of Directors. Each vice chairman of the Board of Directors shall be responsible to the chairman of the Board of Directors. Each vice chairman of the Board of Directors shall from time to time report to the chairman of the Board of Directors on matters within the vice chairman’s knowledge which the interests of the Corporation may require be brought to the chairman’s notice.